As filed with the Securities and Exchange Commission on August 24, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Chesapeake Utilities Corporation

(Exact name of registrant as specified in its charter)

Delaware	51-0064146
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Energy Lane

Dover, Delaware 19901

(302) 734-6799

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Beth W. Cooper

Executive Vice President and Chief Financial Officer

Chesapeake Utilities Corporation

500 Energy Lane

Dover, Delaware 19901

(302) 734-6799

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey E. Decker, Esq.

Baker & Hostetler LLP

200 S. Orange Avenue, Suite 2300

Orlando, Florida 32801

(407) 649-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PROSPECTUS

DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

1,125,000 SHARES OF COMMON STOCK

(PAR VALUE $0.4867 PER SHARE)

This Prospectus relates to shares of common stock, par value $0.4867 per share, of Chesapeake Utilities Corporation, a Delaware corporation, which may be offered and sold from time to time pursuant to the terms of our Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”). Our common stock is traded on the New York Stock Exchange under the symbol “CPK.”

Unless otherwise indicated or unless the context requires otherwise, all references in this Prospectus to “we,” “us,” “our,” the “Corporation,” the “Registrant” or “Chesapeake Utilities” mean Chesapeake Utilities Corporation and its subsidiaries.

References in this Prospectus to “common stock” are to Chesapeake Utilities common stock, par value $0.4867, and references to a “stockholder” are to individuals or entities that hold Chesapeake Utilities common stock. The term “new investor” refers to an individual or entity who is not a Chesapeake Utilities stockholder immediately prior to becoming a participant in the Plan. The Plan is set forth in this Prospectus in a question and answer format. When we refer to our “Certificate of Incorporation,” we mean Chesapeake Utilities Corporation’s Amended and Restated Certificate of Incorporation, as amended through the date hereof, and when we refer to our “Bylaws,” we mean Chesapeake Utilities Corporation’s Amended and Restated Bylaws, as amended through the date hereof.

The Plan has two components:

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a Dividend Reinvestment component, which permits Plan participants to elect to invest all or a portion of the dividends on their shares of our common stock, when paid, in additional shares of our common stock.

•

a Direct Stock Purchase component, which permits Plan participants, other registered stockholders and new investors to purchase shares of our common stock in a convenient manner without incurring transaction/processing fees.

If we sell shares of common stock under the Plan, we will use the proceeds for general corporate purposes.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of this Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 24, 2023

You should rely only on the information contained in this Prospectus or to which we refer you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this Prospectus may be accurate only on the date of this Prospectus.

FORWARD-LOOKING STATEMENTS

This Prospectus includes and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by the use of forward-looking words, such as “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” “potential,” “forecast,” or other similar words, or future or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Actual results could differ materially from those in forward-looking statements because of, among other reasons, the factors described under the sections captioned “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which has been filed with the SEC and is incorporated by reference in this Prospectus, as such factors may be updated or supplemented by our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports that we will file in the future with the SEC, as well as the following:

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state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures, and affect the speed and the degree to which competition enters the electric and natural gas industries;

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the outcomes of regulatory, environmental and legal matters, including whether pending matters are resolved within current estimates and whether the related costs are adequately covered by insurance or recoverable in rates;

•	the impact of climate change, including the impact of greenhouse gas emissions or other legislation or regulations intended to address climate change;

•	the impact of significant changes to current tax regulations and rates;

•	the timing of certification authorizations associated with new capital projects and the ability to construct facilities at or below estimated costs;

•	changes in environmental and other laws and regulations to which we are subject and environmental conditions of property that we now, or may in the future, own or operate;

•	possible increased federal, state and local regulation of the safety of our operations;

•	the availability and reliability of adequate technology, including our ability to adapt to technological advances, effectively implement new technologies and manage the related costs;

•	the inherent hazards and risks involved in transporting and distributing natural gas, electricity and propane;

•

the economy in our service territories or markets, the nation, and worldwide, including the impact of economic conditions (which we do not control) on demand for natural gas, electricity, propane or other fuels;

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risks related to cyber-attacks or cyber-terrorism that could disrupt our business operations or result in failure of information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information;

•	adverse weather conditions, including the effects of hurricanes, ice storms and other damaging weather events;

•	customers’ preferred energy sources;

•	industrial, commercial and residential growth or contraction in our markets or service territories;

•	the effect of competition on our businesses from other energy suppliers and alternative forms of energy;

•	the timing and extent of changes in commodity prices and interest rates;

•	the effect of spot, forward and future market prices on our various energy businesses;

•	the extent of our success in connecting natural gas and electric supplies to our transmission systems, establishing and maintaining key supply sources, and expanding natural gas and electric markets;

•	the creditworthiness of counterparties with which we are engaged in transactions;

•	the capital-intensive nature of our regulated energy businesses;

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our ability to access the credit and capital markets to execute our business strategy, including our ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general economic conditions;

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the ability to successfully execute, manage and integrate a merger, acquisition or divestiture of assets or businesses and the related regulatory or other conditions associated with the merger, acquisition or divestiture;

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the impact on our costs and funding obligations, under our pension and other post-retirement benefit plans, of potential downturns in the financial markets, lower discount rates, and costs associated with health care legislation and regulation;

•	the ability to continue to hire, train and retain appropriately qualified personnel;

•	the availability of, and competition for, qualified personnel supporting our natural gas, electricity and propane businesses;

•	the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; and

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the impacts associated with a pandemic, including the duration and scope of the pandemic and the corresponding impact on our supply chains, our personnel, our contract counterparties, general economic conditions and growth, the financial markets and any costs to comply with governmental mandates.

In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

PROSPECTUS SUMMARY

Company Overview

Chesapeake Utilities Corporation is a Delaware corporation formed in 1947 with operations primarily in the Mid-Atlantic region, North Carolina, South Carolina, Florida and Ohio. We are an energy delivery company engaged in the distribution of natural gas, electricity and propane; the transmission of natural gas; the generation of electricity and steam, and the provision of related services to our customers. Our strategy is focused on growing earnings from a stable regulated energy delivery foundation and investing in related businesses and services that provide opportunities for returns greater than traditional utility returns. We seek to identify and develop opportunities across the energy value chain, with emphasis on midstream and downstream investments that are accretive to earnings per share, consistent with our long-term growth strategy and create opportunities to continue our track record of top tier returns on equity relative to our peer group. The Company’s growth strategy includes the continued investment and expansion of the Company’s regulated operations that provide a stable base of earnings, as well as investments in other related non-regulated businesses and services including sustainable energy initiatives. By investing in these related business and services, the Company creates opportunities to sustain its track record of higher returns, as compared to a traditional utility company.

Currently, the Company’s growth strategy is focused on the following platforms, including:

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Optimizing the earnings growth in our existing businesses, which includes organic growth, territory expansions, and new products and services as well as increased opportunities to transform the Company with a focus on people, process, technology and organizational structure.

•	Identification and pursuit of additional pipeline expansions, including new interstate and intrastate transmission projects.

•	Growth of Marlin Gas Services’ CNG transport business and expansion into LNG and RNG transport services as well as methane capture.

•	Identifying and undertaking additional strategic propane acquisitions that provide a larger foundation in current markets and expand our brand and presence into new strategic growth markets.

•	Pursuit of growth opportunities that enable us to utilize our integrated set of energy delivery businesses to participate in sustainable energy opportunities.

Operating Segments

We conduct operations within two reportable segments: Regulated Energy and Unregulated Energy. The remainder of our operations is presented as “Other Businesses and Eliminations.” These segments are described below.

Regulated Energy

Our regulated energy businesses are comprised of natural gas and electric distribution, as well as natural gas transmission services.

Revenues in this operating segment are based on rates regulated by the public services commission (“PSC”) in the states in which we operate or, in the case of Eastern Shore Natural Gas Company (“Eastern Shore”), which is an interstate business, by the Federal Energy Regulatory Commission (the “FERC”). The rates are designed to generate revenues to recover all prudent operating and financing costs and provide a reasonable return for our stockholders. Each of our distribution and transmission operations has a rate base, which generally consists of the original cost of the operation’s plant, less accumulated depreciation, working capital, and other assets. For our Delmarva natural gas operations and Eastern Shore, rate base also includes deferred income tax liabilities and other additions or deductions. Our Regulated Energy operations in Florida do not include deferred income tax liabilities in their rate base.

Our natural gas and electric distribution operations bill customers at standard rates approved by their respective state PSC. Each state PSC allows us to negotiate rates, based on approved methodologies, for large customers that can switch to other fuels. Some of our customers in Maryland receive propane through underground distribution systems in Worcester County. We bill these customers under PSC-approved rates and include them in the natural gas distribution results and customer statistics.

Our natural gas and electric distribution operations earn profits on the delivery of natural gas or electricity to customers. The cost of natural gas or electricity that we deliver is passed through to customers under PSC-approved fuel cost recovery mechanisms. The mechanisms allow us to adjust our rates on an ongoing basis without filing a rate case to recover changes in the cost of the natural gas and electricity that we purchase for customers. Therefore, while our distribution operating revenues fluctuate with the cost of natural gas or electricity we purchase, our distribution margin is generally not impacted by fluctuations in the cost of natural gas or electricity.

Our natural gas transmission operations bill customers under rate schedules approved by the FERC or at rates negotiated with customers.

Unregulated Energy

Our propane operations sell propane to residential, commercial/industrial, wholesale and AutoGas customers, in the Mid-Atlantic region, North Carolina, South Carolina, and Florida, through Sharp Energy, Inc., Sharpgas, Inc., Diversified Energy, Florida Public Utilities Company (“FPU”) and Flo-gas Corporation. We deliver to and bill our propane customers based on two primary customer types: bulk delivery customers and metered customers. Bulk delivery customers receive deliveries into tanks at their location. We invoice and record revenues for these customers at the time of delivery. Metered customers are either part of an underground propane distribution system or have a meter installed on the tank at their location. We invoice and recognize revenue for these customers based on their consumption as dictated by scheduled meter reads. As a member of AutoGas Alliance, we install and support propane vehicle conversion systems for vehicle fleets and provide on-site fueling infrastructure.

Aspire Energy of Ohio, LLC (“Aspire Energy”) owns approximately 2,800 miles of natural gas pipeline systems in 40 counties in Ohio. The majority of Aspire Energy’s revenues are derived from long-term supply agreements with Columbia Gas of Ohio and Consumers Gas Cooperative, which together serve more than 22,000 end-use customers. Aspire Energy purchases natural gas to serve these customers from conventional products in the Marcellus and Utica natural gas production areas. In October 2021, Aspire Energy completed construction of its Noble Road Landfill RNG pipeline project, which began transporting RNG generated from the landfill to Aspire Energy’s pipeline system in January of 2022, displacing conventionally produced natural gas. In addition, Aspire Energy earns revenue by gathering and processing natural gas for customers.

Eight Flags Energy, LLC (“Eight Flags”) generates electricity and steam at its combined heat and power plant located on Amelia Island, Florida. The plant is powered by natural gas transported by Peninsula Pipeline Company, Inc. and our Florida natural gas distribution operation and produces approximately 21 megawatts of electricity and 75,000 pounds per hour of steam. Eight Flags sells the electricity generated from the plant to our Florida electric distribution operation and sells the steam to the customer who owns the site on which the plant is located, both under separate 20-year contracts.

Marlin Gas Services, LLC (“Marlin Gas Services”) is a supplier of mobile CNG and pipeline solutions, primarily to utilities and pipelines. Marlin Gas Services provides temporary hold services, pipeline integrity services, emergency services for damaged pipelines, and specialized gas services for customers who have unique requirements. These services are provided by a highly trained staff of drivers and maintenance technicians who safely perform these functions throughout the United States. Marlin Gas Services maintains a fleet of CNG trailers, mobile compression equipment, LNG tankers and vaporizers, and an internally developed patented regulator system that allows for delivery of over 7,000 dekatherms per day of natural gas. Marlin Gas Services continues to actively expand the territories it serves, as well as leverage its fleet of equipment and patented technologies to serve liquefied natural gas and renewable natural gas market needs.

Sustainable Investments

These investments are comprised primarily of our sustainable energy initiatives that are in various stages of development. Included in these are the assets and intellectual property of Planet Found that we acquired during the fourth quarter of 2022, whose farm scale anaerobic digestion pilot system and technology produces biogas from poultry litter which can be used to create renewable energy in the form of electricity or upgraded to renewable natural gas.

Other Businesses and Eliminations

Other businesses and eliminations consists primarily of subsidiaries that own real estate leased to affiliates, eliminations of inter-segment revenue, and corporate costs, which are not directly attributable to a specific business unit.

Corporate Information

Our principal executive office is located at 500 Energy Lane – Suite 400, Dover, Delaware 19901, and our telephone number is (302) 734-6799.

Our website address is www.chpk.com. Information on our website does not constitute part of this Prospectus.

Overview of Offering

This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) relating to the offer and sale of up to 1,125,000 shares of our common stock under the Plan. You should read this Prospectus together with additional information described under the headings, “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Key features of the Plan include:

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Dividends on shares of our common stock held through the Plan and shares registered in the name of a participant can be fully reinvested or partially reinvested in additional shares of our common stock.

•	Plan participants may have cash dividends that are not reinvested, deposited directly into a designated account with a U.S. bank or other approved financial institution.

•

Plan participants and registered Chesapeake Utilities stockholders who are not Plan participants may purchase additional shares of our common stock by making optional cash investments through the Direct Stock Purchase component of the Plan in the minimum amount of $50 per investment, up to a maximum aggregate amount of $150,000 per calendar year.

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A new investor who does not own shares of our common stock may purchase shares through the Direct Stock Purchase component of the Plan by making an initial minimum investment of $250, up to a maximum aggregate annual amount of $150,000.

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Plan participants, other registered stockholders and new investors may make optional cash investments in excess of the maximum aggregate annual amount of $150,000, if we grant a waiver pursuant to a “Request for Waiver” submitted by the Plan participant, other registered stockholder or new investor.

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Plan participants may elect to have funds for optional cash investments automatically deducted on a one-time or a monthly basis from a designated account with a U.S. bank or other approved financial institution.

•	A stockholder may deposit any or all of the certificates registered in the stockholder’s name with the Plan Administrator for safekeeping.

•	Our employees, including employees of our subsidiaries, may participate in the Plan through payroll deductions.

RISK FACTORS

An investment in our common stock involves risks. You should read carefully the risks and uncertainties described below and the sections captioned “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 which has been filed with the SEC and are incorporated by reference in this Prospectus, as such factors may be updated or supplemented by our annual reports on Form 10-K, quarterly reports on Form 10-Q and other periodic reports that we will file in the future with the SEC, in addition to the other information set forth or incorporated by reference in this Prospectus, before making an investment decision. To the extent a pandemic adversely affects our business and financial results in the future, it may also have the effect of exacerbating many of the other risks described in this “Risk Factors” section, and under the sections captioned “Risk Factors” in our reports filed with the SEC referred to above. Also, these risks are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks and you may lose all or part of your investment.

Additional Risks Related to Participation in the Plan

You will not know the price of the shares of our common stock you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of the shares of our common stock may fluctuate between the time you decide to purchase shares of our common stock under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision, but you may not be able to change or cancel your purchase authorization. You may purchase shares of our common stock at a purchase price that is more or less than the price that you would pay if your acquired shares of our common stock on the open market on the related dividend payment date or the date or dates on which the Plan Administrator, through a registered broker-dealer (which may be an affiliate of the Plan Administrator), purchase shares of common stock for the Plan. In addition, you may not know the actual number of shares of our common stock that you have purchased until after the applicable purchase date.

Payments you tender for optional cash purchases may be exposed to market fluctuations.

Because payments for optional cash payments must be received by the Plan Administrator before the third business day prior to an investment date, such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. In addition, no interest will be paid on funds tendered for optional cash purchases prior to the investment date. (See Questions 15, 16, and 17 under “Optional Cash Investments up to $150,000 Per Calendar Year”).

You will not be able to direct the specific time or price at which your shares of our common stock are sold under the Plan.

If you instruct the Plan Administrator to sell shares of our common stock under the Plan, you will not be able to direct the time and price at which your shares of our common stock are sold. The price of the shares of our common stock may decline between the time you decide to sell shares of our common stock and the time of actual sale. You may sell shares of our common stock under the Plan at a sales price that is more or less than the price that you would receive if you sold shares of our common stock on the open market on the date or dates on which the Plan Administrator submits an instruction to a registered broker-dealer (which may be an affiliate of the Plan Administrator) to sell shares of our common stock for the Plan. In addition, you cannot pledge shares of our common stock deposited in your Plan account until the shares of our common stock are withdrawn from the Plan.

We have not established a minimum dividend payment level for our common stock, and there are no assurances of our ability to pay dividends on our common stock in the future.

We have not established a minimum dividend payment level for our common stock. Further, our ability to pay dividends may be harmed by the risk factors described herein and in our most recent Annual Report on Form 10-K and other reports incorporated by reference herein. All distributions to our common stockholders will be made at the discretion of our Board of Directors and will depend on our earnings, our financial conditions, and such other factors as our Board of Directors may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future.

There is no price protection for your shares of our common stock in the Plan.

Your investment in the shares of our common stock held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares of our common stock. Your ability to liquidate or otherwise dispose of shares of our common stock in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares of our common stock in the Plan in time to react to market conditions. Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency.

The market price of our common stock may fluctuate significantly, which could negatively affect us and our stockholders.

The market price of our common stock may fluctuate from time to time as a result of many factors, including but not limited to:

•	Investors’ perceptions of our prospects and the prospects of the energy and commodities markets;

•	Investors’ perceptions of us and/or the industry’s risk and return characteristics relative to other investment alternatives;

•	The difference between our actual financial and operating results and those expected by investors and analysts;

•	Changes in analyst reports, recommendations, or earnings estimates regarding us, other comparable companies, or the industry generally, and our ability to meet those estimates;

•	Actual or anticipated fluctuations in quarterly financial and operating results;

•	Volatility in the equity securities market;

•	Sales, or anticipated sales, of large blocks of our common stock;

•	Impacts from regulatory changes, including changes resulting from environmental, climate change, electrification, or decarbonization legislation and regulatory initiatives; and

•	The impacts of an outbreak of a pandemic on our business, results of operations, and financial condition.

We cannot predict the effect that issuances or sales of our common stock, including pursuant to the Plan, may have on the market price for our common stock. The issuance and sale of substantial amounts of our common stock, including issuances and sales pursuant to the Plan, could adversely affect the market price of our common stock. Many factors could have an impact on the market price of our common stock, including the factors described above, and those disclosed under the sections captioned “Risk Factors” in our reports filed with the SEC referred to above.

You will not receive interest on funds submitted to the Plan Administrator.

No interest will be paid by us or the Plan Administrator on dividends or optional cash investments held pending reinvestment or investment.

There are tax consequences to the stockholder or the Plan participant relating to reinvesting cash dividends as well as for the sale of shares under the Plan.

In general, the amount of cash dividends paid on a participant’s shares of our common stock under the Plan is considered to be received by the participant for U.S. federal income tax purposes whether actually received in cash or reinvested in additional shares under the Plan. Therefore, by electing to reinvest cash dividends in additional shares of our common stock, a participant in the Plan may incur tax liability without having received the cash dividends to satisfy that liability.

USE OF PROCEEDS

If we sell shares of common stock under the Plan, we will use the proceeds for general corporate purposes.

DETERMINATION OF OFFERING PRICE

The purchase price per share of common stock purchased from us (other than purchases pursuant to Requests for Waiver as defined below in the heading titled “Description of the Plan”) will be equal to 100% of the average of the high and low sales prices of the common stock, based on the New York Stock Exchange Composite Transactions by 4:00 p.m. Eastern Time as reported on the investment date, but in no event will we sell shares of common stock under the Plan at less than the par value per share.

For shares purchased on the open market, the Plan Administrator may combine each Plan participant’s funds with funds of other purchasing participants. In the event the Plan Administrator combines purchasing participants’ funds, the Plan Administrator generally will combine funds relating to same purchase type (e.g., cash dividends, initial cash investments, and optional cash investments), and direct the Plan Administrator’s broker to separately execute each purchase type. The Plan Administrator may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in shares of common stock, the Plan Administrator’s broker may execute purchases for any batch or batches in multiple transactions and over multiple days. If different purchase types are batched, the price per share of common stock purchased for each Plan participant’s account, whether purchased with reinvested cash dividends, with initial cash investments, or with optional cash investments, shall be the weighted average price of the specific batch of shares of common stock purchased by the Plan Administrator’s broker on the particular investment date. The Plan Administrator has full discretion as to all matters relating to the purchase of shares.

DESCRIPTION OF THE PLAN

To enroll in the Plan, a stockholder must complete and return to the Plan Administrator an Enrollment Form. A new investor must complete and submit an Initial Enrollment Form. If enrolling through the Plan Administrator’s website, enrollment instructions will be provided. For further enrollment information, please refer to the Eligibility and Enrollment section of this Prospectus beginning with Question No. 5 below or contact the Plan Administrator.

Fees Associated With the Plan

The following is a list of the principal transactions and services provided to participants in the Plan and the associated fees. Participants are responsible only for those fees not paid by Chesapeake Utilities.

Fees Paid by Chesapeake Utilities:

•	Dividend Reinvestment

•	Direct Deposit of Dividends

•	Optional Cash Investments

•	Automatic Debiting for Optional Cash Investments

•	Safekeeping

•	Book Transfers

Fees Paid by Participants:

• Market Order Sale of Stock	$25 per sale plus $0.12/share

• Day Limit Order Sale of Stock	$25 per sale plus $0.12/share

• Good-Til-Cancelled Limit Order(“GTC”) Sale of Stock	$25 per sale plus $0.12/share

• Batch Order Sale of Stock/Termination	$25 per sale plus $0.12/share

• Agent Assistance Fee for Sales and Certificates	$15 per sale

• Request for Certificate	$25 per certificate

• Returned Check or Failed Electronic Payment	$35 per occurrence

Per share fees cover any applicable brokerage commissions the Plan Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee.

Our Plan is set forth below in question and answer format as approved by our Board of Directors and as currently in effect. The Plan first became effective on April 27, 1989, and has been amended from time to time thereafter through the date of this Prospectus.

Purpose

1. What is the purpose of the Plan?

The purpose of the Dividend Reinvestment component of the Plan is to provide our stockholders with a convenient and economical method of reinvesting cash dividends in additional shares of our common stock without payment of transaction/processing fees. A new investor may become a stockholder by making an initial minimum investment of $250. The waiver provision of the Direct Stock Purchase component of the Plan enables Plan participants to make optional cash investments in excess of the maximum aggregate annual limit of $150,000 if we grant a “Request for Waiver.” A stockholder receiving a cash dividend can request to have their dividend reinvested through the Plan.

The Plan also provides a stockholder with the opportunity to deposit with the Plan Administrator for safekeeping, certificates for shares of our common stock registered in the stockholder’s name. We may direct the Plan Administrator to purchase shares either in the open market or from us to satisfy the requirements of the Plan. Shares purchased from us will provide us with funds, which we will use for general corporate purposes.

Advantages

2. What are some of the advantages of the Plan?

•	Participants have flexibility to reinvest all, a portion or none of their dividends in additional shares of our common stock.

•	Participants may direct that cash dividends, which are not reinvested, be deposited into a designated account with a U.S. bank or other approved financial institution.

•	Investors who currently do not own shares of our common stock can become Plan participants by making an initial minimum investment of $250, up to a maximum aggregate annual amount of $150,000.

•

Participants and registered stockholders who are not participants in the Plan can purchase additional shares of our common stock by making optional cash investments in the minimum amount of $50 per investment, up to a maximum aggregate annual amount of $150,000.

•	Payments for the purchase of shares can be made by check or through the automatic debiting of a designated account with a U.S. bank or other approved financial institution.

•	Participants may deposit our common stock certificates registered in their name with the Plan Administrator for safekeeping.

•	Plan shares can be transferred or given as gifts at no charge to the participant.

•	Plan shares are sold through the Plan Administrator.

•	Our employees, including employees of our subsidiaries, may participate in the Plan through payroll deductions as soon as their employment begins without a waiting period.

Administration

3. Who administers the Plan?

The Plan is administered by Computershare Trust Company, N.A., (the “Plan Administrator” or “Computershare”). The Plan Administrator’s responsibilities include effecting purchases of our common stock on behalf of the Plan, maintaining participants’ accounts, keeping the necessary records, sending statements of account to participants and performing other administrative duties relating to the operation of the Plan. The Plan Administrator’s contact information is shown below.

All questions concerning participation in the Plan or with regard to a participant’s account under the Plan should be directed to the Plan Administrator. The Plan Administrator may be contacted through their website, in writing, or by telephone as indicated below.

The following address for the Plan Administrator should be used for Plan-related correspondence including, but not limited to, inquiries concerning dividend reinvestment and optional cash investments, assistance with becoming a stockholder through the Direct Stock Purchase component of the Plan, the delivery of stock certificates for the safekeeping of shares and the submission of enrollment forms (except, as more fully described below, where the Enrollment Form is accompanied by a check). Please note that cash, third party checks, traveler’s checks and money orders will not be accepted.

Computershare Trust Company, N.A.

c/o Chesapeake Utilities Corporation

P.O. Box 43006

Providence, RI 02940-3006

Telephone: 877.498.8865 (U.S. and Canada)

781.575.2879 (outside of the U.S. and Canada)

Internet: www.computershare.com/investor

Registered stockholders who are not Plan participants should send the Enrollment Form to the address headed Optional Cash Investments below.

Optional Cash Investments

Computershare Trust Company, N.A.

c/o Chesapeake Utilities Corporation

P.O. Box 6006

Carol Stream, IL 60197-6006

All checks representing initial cash investments of new investors, along with the Initial Enrollment Form, should be sent to the address headed Initial Investments below.

Initial Investments

Computershare Trust Company, N.A.

c/o Chesapeake Utilities Corporation

P.O. Box 43006

Providence, RI 02940-3006

Checks for both optional cash investments and new investments should be made payable to: “Computershare – Chesapeake Utilities Corporation.”

For more information relating to payment, please refer to the Methods of Payment section in this Prospectus beginning with Question No. 19.

All shares of our common stock purchased under the Plan or deposited for safekeeping will be registered in the name of the Plan Administrator or its nominee as the agent for the Plan participants. As record holder of shares held for participants’ accounts, the Plan Administrator will receive and reinvest for the account of a Plan participant dividends both on shares held for the participant by the Plan and on shares held by the participant in certificate form that the participant does not elect to receive in cash. The Plan Administrator will hold all shares of our common stock purchased for each participant or deposited for safekeeping under the Plan until directed otherwise by a notice received from the participant. The Plan Administrator also acts as our dividend disbursing agent, transfer agent and registrar.

4. What are the limitations on the responsibilities of Chesapeake Utilities and the Plan Administrator under the Plan?

Neither Chesapeake Utilities nor the Plan Administrator will be liable for any good faith act or for any good faith omission to act in connection with the administration of the Plan, including, without limitation, with respect to the prices or times at which shares of our common stock are purchased or sold under the Plan or any claim or liability arising out of failure to cease reinvestment of dividends for a participant’s account upon the participant’s death prior to receipt of written notice of death from the appropriate fiduciary.

A participant should recognize that neither Chesapeake Utilities nor the Plan Administrator can assure the participant of a profit or protect the participant against a loss from an investment in shares of our common stock purchased under the Plan.

Eligibility and Enrollment

5. Who is eligible to participate in the Plan?

Any person or entity, whether or not a stockholder, is eligible to participate in the Plan. A registered Chesapeake Utilities stockholder or a person or entity that is not a Chesapeake Utilities stockholder can become a participant in the Plan by completing the appropriate Enrollment Form or by following the instructions for enrollment on the Plan Administrator’s website at www.computershare.com/investor. A person or entity who is the beneficial owner of our common stock through an account with a broker, bank or other nominee must make appropriate arrangements with the broker, bank or other nominee to become a participant in the Plan (including the payment of any associated fees that may be charged by the broker, bank or other nominee), or the beneficial owner must become a registered stockholder by having the shares transferred into the beneficial owner’s name. To have shares registered in his or her name, a beneficial owner must request the issuance of a certificate for the shares from the broker, bank or other nominee. Alternatively, a beneficial owner may become a participant in the Plan by purchasing additional shares of our common stock in accordance with the instructions set forth below for new investors. See Question No. 7. A new investor residing outside of the United States, or its territories and possessions, is responsible for determining whether he or she is subject to any governmental regulation that prohibits participation in the Plan.

We reserve the right to restrict the participation in the Plan of any participant who, in our opinion, is misusing the Plan or is causing us undue expense.

6. How does a registered stockholder become a participant in the Plan?

A registered stockholder may become a participant in the Plan at any time by completing an Enrollment Form and returning it to the Plan Administrator at the address indicated in Question No. 3. Where the stock to be enrolled in the Plan is registered in more than one name (i.e., joint tenants, etc.), all registered stockholders must sign the Enrollment Form. An Enrollment Form may be obtained at any time by contacting the Plan Administrator. A registered stockholder also may become a participant in the Plan by accessing the Plan Administrator’s website, authenticating his or her online account and following the enrollment instructions provided.

Prospective Plan participants are urged to read this Prospectus in its entirety before deciding to enroll in the Plan.

7. How does a new investor become a participant in the Plan?

An investor who is not a stockholder may become a participant in the Plan at any time by enrolling online or completing an Initial Enrollment Form and returning it to the Plan Administrator then making an initial minimum investment of $250, up to a maximum aggregate annual amount of $150,000. New investors also can make optional cash investments in excess of the $150,000 maximum if we grant a Request for Waiver. See Question No. 18. Payments for an initial investment can be made by check or by authorizing the one-time online debit of a designated account with a U.S. bank or other approved financial institution as more fully described in Question No. 19. Any amounts of less than $250 tendered for an initial investment by check or one-time online debit will not be accepted and will be returned. Participants may also make an initial investment by authorizing automatic deductions of $50 per transaction from a designated account with a U.S. bank or other approved financial institution for at least five consecutive purchases. Recurring automatic deductions will continue indefinitely, beyond the initial five purchases, until the investor notifies the Plan Administrator by telephone or in writing to stop the recurring automatic deductions. A direct debit authorization form is included with the initial enrollment form. Cash, traveler’s checks, money orders and third-party checks will not be accepted.

The Initial Enrollment Form may be obtained at any time by contacting the Plan Administrator. A new investor also can become a participant in the Plan by enrolling online at www.computershare.com/investor and following the instructions provided.

8. What are the fees associated with an initial investment by a new investor?

A new investor will not be charged a fee to establish a Plan account.

9. When does participation in the Plan by a registered stockholder or new investor become effective?

A registered stockholder or new investor can, at any time, submit the required Enrollment Form or enroll online to become a participant in the Plan.

In the case of the enrollment in the Plan of shares owned by a registered stockholder, participation in the Plan will commence upon delivery to the Plan Administrator of the required Enrollment Form or online enrollment.

In the case of the enrollment in the Plan by a new investor, participation in the Plan will commence upon delivery to the Plan Administrator of the required Enrollment Form, or online enrollment, and the initial cash investment amount followed by the subsequent purchase by the Plan Administrator of the shares of our common stock for the participant’s account.

When participation in the Plan commences on or prior to any cash dividend record date, the dividends paid on the enrolled shares on the corresponding dividend payment date will be reinvested in accordance with the participant’s instructions. If participation commences after a cash dividend record date, the reinvestment of dividends, in accordance with the option selected by the participant, will commence with the next following dividend payment.

Dividend Reinvestment Options

10. What dividend reinvestment options are available to participants in the Plan?

Full Dividend Reinvestment	Directs the Plan Administrator to reinvest automatically, in accordance with the terms of the Plan, dividends on (i) all shares of our common stock registered in the participant’s name and (ii) all shares of our common stock credited to the participant’s account under the Plan.

Partial Dividends Paid in Cash	Directs the Plan Administrator to distribute to the Plan participant in cash the dividends on that portion of the participant’s shares (including both (i) shares of our common stock registered in the participant’s name and (ii) shares of our common stock credited to the participant’s account under the Plan) designated by the participant, and to reinvest automatically, in accordance with the terms of the Plan, dividends on the remainder of the participant’s shares.

All Dividends Paid in Cash (no dividend reinvestment)	Directs the Plan Administrator to distribute to the participant in cash the dividends on all of the participant’s shares whether registered in the participant’s name or credited to the participant’s account under the Plan. No dividends will be reinvested.

Regardless of the dividend reinvestment option selected, any dividends that a participant elects to receive in cash will be paid to the participant by check or, if the participant so elects, the dividend may be deposited directly into an account designated by the participant with a U.S. bank or other approved financial institution.

Under each of the three dividend reinvestment options, a Plan participant may elect to make optional cash investments at any time or to deposit shares with the Plan Administrator for safekeeping.

11. Can a participant change his or her dividend reinvestment option?

Yes. A participant at any time may change his or her dividend reinvestment election to any of the other dividend reinvestment options by accessing his or her account online at the Plan Administrator’s website, by contacting the Plan Administrator or by completing a new Enrollment Form and returning it to the Plan Administrator. Any change received by the Plan Administrator on or prior to the record date for a dividend payment will become effective for that dividend payment.

12. When will the dividend reinvestment purchases be made?

The investment date for the reinvestment of cash dividends is the dividend payment date. If a dividend payment date falls on a weekend, holiday or another day on which the New York Stock Exchange is closed, the investment date will be the next trading day. Shares of our common stock acquired from us will be purchased on the investment date and will be credited to participants’ accounts on that day or as soon as practicable thereafter. The purchase of shares acquired in the open market or in negotiated transactions will begin on the investment date and will be completed as soon as practicable and will be credited to participants’ accounts upon the completion of all purchases.

Direct Deposit of Cash Dividends

13. May a participant have cash dividends deposited directly into a designated U.S. bank account?

Yes. Direct deposit of dividends is available to any Plan participant who is receiving cash dividends on all or a portion of his or her shares of our common stock, whether registered in the participant’s name or credited to the participant’s account under the Plan. A Plan participant may elect to have all cash dividends paid by electronic transfer of funds to a designated account with a U.S. bank or other approved financial institution by sending a completed Authorization for Electronic Direct Deposit Form to the Plan Administrator. This form may be obtained by contacting the Plan Administrator. A stockholder may change the designated account or discontinue receiving direct deposit of dividends at any time by contacting the Plan Administrator.

Optional Cash Investments up to $150,000 Per Calendar Year

14. How does the optional cash investment feature work for investments up to $150,000 per year?

Both Plan participants and our registered stockholders who are not Plan participants are permitted to purchase additional shares of our common stock through optional cash investments. Each optional cash investment must be a minimum of $50 and, in the aggregate, cannot exceed $150,000 in any calendar year. Funds tendered that are less than the minimum investment amount or in excess of the maximum annual amount will be returned to the investor. There is no obligation to make an optional cash investment nor is there a requirement that the same amount be invested each time an optional cash investment is made. Payments for optional cash investments can be made by check or by online authorization of a one-time debit or automatic monthly debits from a designated account with a U.S. bank or other approved financial institution as more fully described in Question No. 19.

A registered stockholder who is not a Plan participant at the time of an optional cash investment, as a condition to the investment, must enroll in the Plan by completing an Enrollment Form and returning it to the Plan Administrator at the address indicated in Question No. 3. An Enrollment Form may be obtained by contacting the Plan Administrator. A stockholder also may enroll in the Plan online by accessing the Plan Administrator’s website, authenticating his or her online account and following the enrollment instructions provided.

All shares of our common stock purchased with optional cash investments will be credited to a participant’s account under the Plan (or in the case of a registered stockholder who prior to the purchase was not a Plan participant, shares will be credited to a newly-established account under the Plan). Thereafter, all dividends on such shares will either be reinvested or paid to the participant in cash, depending on the participant’s dividend reinvestment election. See Question No. 10.

15. When will optional cash investment purchases be made?

The investment date for optional cash investments (other than purchases pursuant to grants of Requests for Waiver as described below) is the fifth day of each month, except months in which the fifth day falls on a weekend, holiday or another day when the New York Stock Exchange is closed, in which case the investment date will be the next trading day. Funds for optional cash investments received by the Plan Administrator before the third business day prior to an investment date will be used to purchase shares of our common stock on or beginning on the investment date. Good funds for optional cash investments received later than the third business day prior to an investment date will be held by the Plan Administrator until the next monthly investment date, unless a request for the return of the funds is received by the Plan Administrator at least three business days prior to the next monthly investment date.

Shares of our common stock acquired from us will be purchased on the investment date and will be credited to participants’ accounts on that date or as soon as practicable thereafter. The purchase of shares acquired in the open market or in negotiated transactions will begin on the investment date and will be completed as soon as practicable and will be credited to participants’ accounts upon the completion of all purchases.

16. Is interest paid on funds tendered for optional cash investments that are received prior to an investment date?

No. Under no circumstances will interest be paid on funds for optional cash investments tendered at any time prior to the investment date. Participants are therefore urged to time the transmittal of funds for optional cash investments so that they are received by the Plan Administrator as close as possible to, but no later than three business days in advance of, an investment date.

17. Under what circumstances may a participant rescind an optional cash investment request?

Funds for optional cash investments received by the Plan Administrator will be returned to the participant upon request if received by the Plan Administrator at least three business days prior to the next monthly investment date.

Requests for Waiver for Optional Cash Investments in Excess of $150,000

18. Under what circumstances may stockholders and new investors make cash investments in excess of $150,000 per calendar year?

Optional cash investments in our common stock in excess of $150,000, including initial investments in excess of $150,000, may be made by current stockholders (including Plan participants) and new investors only if we grant a waiver of the $150,000 limit. We may elect in our sole discretion, from time to time or on a periodic schedule as we determine, to initiate the procedures by which stockholders and new investors can request a waiver of the $150,000 limit (a “Request for Waiver”). All shares purchased pursuant to a Request for Waiver will be purchased from us as described herein. We have established the following procedures governing Requests for Waiver.

Submitting a Request for Waiver

On the first business day of each month, we will post a prerecorded telephone message (telephone number: 302.734.6019) either (i) announcing that we are or are not receiving Requests for Waiver for that month or

(ii) providing a specified date for prospective investors to call back for an announcement of whether we will be accepting Requests for Waiver for that month. If we indicate in the initial or a subsequent announcement that we are receiving Requests for Waiver for that month, the announcement will specify (in each case as more fully described below):

•

the commencement date of the pricing period and the number of trading days in the pricing period or the date on which we will announce the commencement date and number of trading days in the pricing period;

•

the threshold price, if we determine that the proposed sale of shares will be subject to a threshold price, or the date on which we will announce whether the proposed sale of shares will be subject to a threshold price;

•	whether the offering will include the pricing period extension feature, or the date on which we will announce whether the offering will include the pricing period extension feature;

•	whether we elect to activate the Continuous Settlement Feature (as defined below); and

•

whether shares are being offered at a discount to the market price and, if so, what percentage, or the date on which we will announce whether shares are being offered at a discount to the market price and, if so, what percentage.

All announcements by Chesapeake Utilities regarding Requests for Waiver will be posted no later than 9:00 a.m. Eastern Time.

A stockholder or new investor wishing to purchase common stock on the terms that we specify must complete and submit a Request for Waiver form to us indicating the dollar amount proposed to be invested. All Requests for Waiver must be received by us via the method of communication specified in the prerecorded telephone message, no later than 2:00 p.m. Eastern Time on the third business day prior to the commencement of the pricing period. A Request for Waiver form may be obtained by contacting us.

We have the sole discretion to approve, reduce or reject any request to make an optional cash investment in excess of the $150,000 maximum allowable amount during any month. We may grant such requests by any method that we determine to be appropriate. In deciding whether to approve, reduce or reject any request, we may consider, among other things, the following factors:

•	our need for additional funds;

•	our desire to obtain such additional funds through the sale of our common shares as compared to other sources of funds;

•	the purchase price likely to apply to any sale of our common shares;

•	the extent and nature of your prior participation in the Plan;

•	the number of common shares you hold of record;

•	the total amount of optional cash investments in excess of $150,000 for which requests have been submitted;

•	order of receipt of Request for Waiver; and

•	whether, at the time of such request, the Plan Administrator is acquiring our common shares for the Plan directly from us or through open market transactions.

We will decide whether to approve a submitted Request for Waiver within three business days of the receipt of the request. If you do not receive a response from us in connection with your request, you should assume that we have denied your request. We may accept Requests for Waiver in whole or in part, in our sole discretion. We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $150,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any Request for Waiver. To obtain a Request for Waiver or additional information, a participant may call our Shareholder Services Manager at 302.734.6716 or the Plan Administrator at www.computershare.com/investor.

If a Request for Waiver is approved, funds must be received by the Plan Administrator by wire transfer no later than 3:00 P.M., Eastern time, one business day prior to the first day of the relevant Pricing Period (as defined below), or such other applicable date specified by us in connection with the approval of a Request for Waiver. For example, we may, in connection with the approval of a Request for Waiver, and in our sole and absolute discretion, permit purchases pursuant to a Request for Waiver be funded by a participant and settled no later than one business day following the date the Request for Waiver qualifies.

Wire transfer instructions may be obtained by contacting the Plan Administrator. Once funds are received by the Plan Administrator for the purchase of shares pursuant to a Request for Waiver, the obligation of a stockholder or new investor to purchase the shares becomes legally binding, and the funds will only be returned as we direct. If sufficient funds to cover the full amount of an accepted Request for Waiver are not received by the 3:00 p.m. Eastern Time deadline, we may, in our sole discretion, elect either to revoke our acceptance of the Request for Waiver or to deem the Request for Waiver accepted as to the lesser amount of funds. Any funds received in respect of a revoked Request for Waiver will be returned without interest.

If Requests for Waiver are submitted for a total amount greater than the amount we are willing to accept for any investment date, we may honor the requests received on any basis that we, in our sole discretion, consider appropriate. We have sole and absolute discretion to accept or reject any or all Requests for Waiver and have no obligation to disclose the reasons for our decision.

Aside from posting recorded telephone messages, neither Chesapeake Utilities nor the Plan Administrator is required to provide written or other notice of our decision to receive the submission of Requests for Waiver or the terms on which shares of our common stock are being offered. However, we may, if we so elect, provide such further or alternative notices of a decision to receive Requests for Waiver as we determine to be appropriate.

Without limitation on our right to accept or reject Requests for Waiver in our sole discretion, we reserve the right to terminate any account or deny any Request for Waiver if we believe a purchaser is making excessive optional cash investments through multiple stockholder accounts, is engaging in arbitrage activities or is otherwise engaging in activities under the Plan in a manner which is not in our best interest or which may cause the participant to be treated as an underwriter under the Federal securities laws.

Purchase Price of Shares for Optional Cash Investments in Excess of $150,000

Shares purchased pursuant to an approved Request for Waiver will be purchased directly from us as described herein, including the establishment of a Threshold Price as more fully described below. The Purchase Price may be reduced by the Waiver Discount (as defined below) that we have provided for optional cash investments in excess of $150,000 on each Purchase Date. If we grant your request to purchase shares pursuant to a Request for Waiver, there will be a Pricing Period, which will generally consist of one to 15 consecutive separate trading days on the New York Stock Exchange. Each of these separate trading days will be a Purchase Date, and an equal proportion of your optional cash investment will be invested on each trading day during such Pricing Period, subject to the qualifications listed below. The purchase price for shares acquired on a particular Purchase Date will be equal to the consolidated volume weighted average price (subject to change as provided below), rounded to four decimal places, of our common shares as reported by the New York Stock Exchange Composite transactions, obtained from Bloomberg, LP, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NYSE closing price), for that Purchase Date, less any Waiver Discount. For example, if a cash investment of $1,000,000 is made pursuant to an approved Request for Waiver, and the Pricing Period consists of ten trading days, there would be ten separate investments, each for $150,000, beginning on the Pricing Period commencement date and continuing for ten trading days. The number of shares purchased for each Purchase Date would be calculated by dividing the proportionate amount of the approved waiver request amount, in this example $150,000, by the consolidated volume weighted average price obtained from Bloomberg, LP, rounded to four decimal places, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NYSE closing price), for that Purchase Date, less any Waiver Discount. Plan shares will not be available to Plan participants until the conclusion of each Pricing Period, unless we activate the Continuous Settlement Feature (see below).

The Plan Administrator will apply all optional cash purchases made pursuant to a Request for Waiver for which good funds are received on or before the first business day before the Pricing Period to the purchase of shares of our common stock on each Purchase Date of the applicable Pricing Period.

Threshold Price

We may establish for a Pricing Period a minimum price (the “Threshold Price”), applicable to optional cash investments made pursuant to a Request for Waiver. This determination will be made by us in our sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the consolidated volume weighted average price, rounded to four decimal places, of our common shares as reported on the New York Stock Exchange, obtained from Bloomberg, LP, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NYSE closing price), for each trading day of such Pricing Period (not adjusted for discounts, if any) must equal or exceed. Except as provided below, we will exclude from the Pricing Period any trading day that the consolidated volume weighted average price is less than the Threshold Price. We also will exclude from the Pricing Period and from the determination of the purchase price any day in which no trades of the shares of our common stock are made on the New York Stock Exchange. For example, if the Threshold Price is not met for two of the trading days in a 10-day Pricing Period, then we will return 20% of the funds you submitted in connection with your Request for Waiver unless we have activated the Pricing Period Extension Feature for the Pricing Period, which is described below.

Optional Pricing Period Extension Feature

We may elect to activate for any particular Pricing Period the Pricing Period Extension Feature, which will provide that the initial Pricing Period will be extended by the number of days that the Threshold Price is not satisfied, or on which there are no trades of the shares of our common stock reported by the New York Stock Exchange, subject to a maximum of five trading days. We will announce whether we have elected to activate the Pricing Period Extension Feature in the prerecorded message announcing whether we are receiving Request for Waiver for a particular month or in a subsequent prerecorded message (posted no later than three business days prior to the first day of the Pricing Period) for that month. If we elect to activate the Pricing Period Extension Feature and the Threshold Price is satisfied for any additional day that has been added to the initial Pricing Period, that day will be included as one of the trading days for the Pricing Period in lieu of the day on which the Threshold Price was not met or trades of the shares of common stock were not reported. For example, if the determined Pricing Period is 10 days, and the Threshold Price is not satisfied for three out of those 10 days in the initial Pricing Period, and we had activated the Pricing Period Extension Feature at the time of the Request for Waiver acceptance, then the Pricing Period will automatically be extended, and if the Threshold Price is satisfied on the next three trading days (or a subset thereof), then those three days (or a subset thereof) will become Purchase Dates in lieu of the three days on which the Threshold Price was not met. As a result, because there were 10 trading days during the initial and extended Pricing Period on which the Threshold Price was satisfied, all of the optional cash investment will be invested.

Continuous Settlement Feature

If we elect to activate the “Continuous Settlement Feature” with respect to Request for Waivers, shares will be available to the Plan participants within three business days of each Purchase Date beginning on the first trading day in the relevant Pricing Period and ending on the final trading day in the relevant Pricing Period, with an equal amount being invested on each such day, subject to the qualifications set forth above. We may elect to activate the Continuous Settlement Feature, at the time of the Request for Waiver form acceptance. If we have not activated the Continuous Settlement Feature, Plan shares will not be available to Plan participants until the conclusion of each Pricing Period.

Return of Unsubscribed Funds

We will return a portion of each optional cash investment in excess of $150,000 for each trading day of a Pricing Period or extended Pricing Period, if applicable, for which the Threshold Price is not met or for each day in which no trades of the shares of our common stock are reported on the New York Stock Exchange, which we refer to as unsubscribed funds. Any unsubscribed funds will be returned within five business days after the last day of the Pricing Period, or if applicable, the extended Pricing Period, without interest. The amount returned will be based on the number of days on which the Threshold Price was not met compared to the number of days in the Pricing Period or extended Pricing Period. For example, the returned amount in a 10-day Pricing Period will equal one-tenth (1/10) of the total amount of such optional cash investment (not just the amount exceeding $150,000) for each trading day that the Threshold Price is not met or for each trading day in which sales are not reported.

The establishment of the Threshold Price and the possible return of a portion of the investment applies only to optional cash investments in excess of $150,000. Setting a Threshold Price for a Pricing Period will not affect the setting of a Threshold Price for any other Pricing Period. We may waive our right to set a Threshold Price for any particular Pricing Period. Neither we nor the Plan Administrator is required to give you notice of the Threshold Price for any Pricing Period.

Waiver Discount

We may establish a discount from the market price applicable to optional cash investments in excess of $150,000 made pursuant to a Request for Waiver. This discount, which we also refer to as the “Waiver Discount,” may be between 0% and 2% of the purchase price and may vary for each Pricing Period and for each optional cash investment.

The Waiver Discount will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining such additional funds through the sale of shares of our common stock as compared to other sources of funds, current and projected capital needs and other factors. Setting a Waiver Discount for a particular Pricing Period shall not affect the setting of a Waiver Discount for any other Pricing Period. The Waiver Discount will apply only to optional cash investments of more than $150,000 (or other applicable maximum monthly amount). The Waiver Discount will apply to the entire optional cash investment and not just the portion of the optional cash investment that exceeds $150,000. We will announce this decision in the prerecorded message announcing whether we are accepting Requests for Waiver for a particular month or at a subsequent prerecorded message (posted no later than three business days prior to the first day of the pricing period) for that month.

Methods of Payment

19. What payment methods are accepted by the Plan Administrator?

Plan participants, registered stockholders who are not Plan participants and new investors purchasing shares of our common stock through optional cash investments are required to deliver payment for the shares to the Plan Administrator. Payments should not be mailed or otherwise delivered to the Company.

The Plan Administrator will wait up to three business days after receipt of the check or electronic funds transfer to ensure it receives good funds and will then seek to purchase shares from optional cash investments promptly on the investment date.

The Plan Administrator will accept the following methods of payment for optional cash investments of $150,000 or less. Instruction for the submission of payment for investments pursuant to Requests for Waiver has been previously discussed in Question No. 18.

By Check

The Plan Administrator will accept personal checks in U.S. funds and drawn against a U.S. bank or other approved financial institution for payment of optional cash investments by stockholders and new investors. All such checks should be made payable to “Computershare – Chesapeake Utilities Corporation.” Cash, traveler’s checks, money orders and third-party checks will not be accepted. If the stockholder making the optional cash investment is not a participant in the Plan, the check must accompany the Enrollment Form, which can be obtained by mail, or by calling the Plan Administrator. If a new investor is making an initial investment, the check must accompany the Initial Enrollment Form, which can be obtained by mail, or by calling the Plan Administrator. All checks and the appropriate form(s) should be mailed to the Plan Administrator at the address specified in Question No. 3. Checks received without the required accompanying form(s) may be returned by the Plan Administrator. Online payments are also accepted for shareholders who prefer to invest by accessing the Plan Administrator’s website see “Online Payment”.

By One-Time Online Debit From a Designated Account

As an alternative to payment for an optional cash investment by check, a Plan participant or registered stockholder may authorize a one-time online debit from a checking or savings account maintained with a U.S. bank or other approved financial institution by accessing his or her account online at the Plan Administrator’s website and following the instructions provided. Likewise, a new investor can give online authorization of a one-time debit of a checking or savings account maintained with a U.S. bank or other approved financial institution to fund his or her initial investment. This can be facilitated by accessing the Plan Administrator’s website and following the instructions provided.

Online Payment

Plan participants, registered stockholders, or new investors may also make online payments by accessing the Plan Administrator’s website, if they choose to purchase shares online. Plan participants and registered stockholders will be required to authenticate his or her online account with the Plan Administrator by accessing the Plan Administrator’s website at www.computershare.com/investor. New investors must first enroll online with the Plan Administrator at www.computershare.com/investor. Once an online account has been established or authenticated, a Plan participant, registered stockholder, or new investor may purchase his or her initial shares or additional shares by following the instructions provided on the Plan Administrator’s website. Any questions regarding the online purchase of shares should be directed to the Plan Administrator. See Question No. 3.

By Recurring Automatic Monthly Debits From a Designated Account

A Plan participant or registered stockholder may authorize optional cash investments on a monthly basis by electing to have funds automatically debited once each month from a checking or savings account maintained with a U.S. bank or other approved financial institution.

A Plan participant can authorize recurring automatic monthly debits by:

•	accessing the participant’s Plan account online with the Plan Administrator and following the instructions provided; or

•

completing and signing a Direct Debit Authorization Form and returning it to the Plan Administrator, together with a voided blank check or savings deposit slip for the bank account from which the funds are to be withdrawn.

A registered stockholder who is not a Plan participant can authorize automatic monthly debits by:

•	accessing his or her account online with the Plan Administrator and following the instructions provided; or

•	completing an Enrollment Form and a Direct Debit Authorization Form.

Once automatic monthly debits begin, funds will be withdrawn from the participant’s designated account on the first of each month or the next business day if the first is not a banking business day. A participant may change the amount debited or discontinue automatic debits by calling the Plan Administrator, completing and submitting to the Plan Administrator a new Direct Debit Authorization Form or by accessing his or her Plan account online and following the instructions provided. To be effective for a particular investment date, the Plan Administrator must receive the new instructions at least six business days before the investment date.

Returned Checks and Insufficient Funds

If any check, one-time online debit from a checking or savings account maintained with a U.S. bank or other approved financial institution is returned unpaid for any reason, or a checking or savings account maintained with a U.S. bank or other approved financial institution does not have sufficient funds for a recurring automatic debit for an optional cash investment or an initial investment is dishonored, refused or otherwise returned unpaid, any credit of shares of our common stock to the participant’s account in anticipation of receiving the funds will be reversed and the Plan Administrator may immediately sell any shares purchased for the account of the investor. In addition, the investor will be assessed a fee of $35 and will be responsible for any other associated costs of the Plan Administrator. This fee and any other associated costs of the Plan Administrator will be deducted from any cash balance in the participant’s account or, if sufficient funds are not available, the Plan Administrator may sell shares from the participant’s Plan account to satisfy the uncollected balance.

Optional Cash Investments Through Payroll Deductions

Designated employees must adhere to the Chesapeake Utilities Securities Trades by Company Personnel and Related Persons Policy Statement (the “Insider Trading Policy”). An initial investment, changing the amount of a previously designated deduction, and the termination of a payroll deduction must be requested by executing and submitting a Payroll Deduction Authorization Form to the Shareholder Services Manager dated only when a Trading Window, as provided in the Insider Trading Policy, is open. Designated employee participants must direct all questions to the Shareholder Services Manager at 302.734.6716 or by email to hwatkins@chpk.com.

20. Can an employee of Chesapeake Utilities or our subsidiaries make optional cash investments through payroll deductions?

Yes. Any of our employees or our subsidiaries’ employees are eligible to participate in the Plan through payroll deductions. To participate, an employee must obtain a Payroll Deduction Authorization Form from the Human Resources Department and return it to the Shareholder Services Manager upon completion. The Payroll Deduction Authorization Form authorizes us to deduct the amount specified by the employee (of not less than $50 per calendar quarter) from the employee’s after-tax earnings. Payroll deductions may not at any time exceed the employee’s after-tax earnings nor may the total of all optional cash investments (including investments other than by payroll deduction) during a calendar year exceed $150,000. The initial purchase minimum amount of $250 and subsequent investment minimum amount of $50 per investment are waived for employees who participate in the Plan through payroll deductions.

An employee can start payroll deductions with their first pay if desired as there is no minimum service requirement for payroll deductions; however, in order to initiate payroll deductions, the Payroll Deduction Authorization Form must be completed and received by the Shareholder Services Manager at least two weeks before the beginning of the first pay period for the commencement of deductions. All new employee accounts initiated via payroll deductions will be automatically enrolled in the Plan and dividends will be automatically reinvested unless the employee requests otherwise.

21. When will the payroll deductions be received and invested by the Plan Administrator?

We will submit to the Plan Administrator accumulated payroll deductions for each month no later than two business days prior to the investment date in the next month. See Question No. 15. The Plan Administrator will apply these funds to the purchase of our common stock as of the investment date.

22. Can an employee change the amount of his or her payroll deductions?

Yes. An employee for whom payroll deductions have commenced may change the amount of his or her deductions by submitting a new Payroll Deduction Authorization Form to the Shareholder Services Manager. The Payroll Deduction Authorization Form must be received at least two weeks before the beginning of the pay period as of which the change in the amount of deduction is to take effect. The change will take effect within two weeks of receipt of the Payroll Deduction Authorization Form.

23. What happens when a pay period does not coincide with the end of the month?

We will hold all deductions made after the last pay period of a month and invest those deductions with the payroll deductions for the next month. The payroll deductions transferred to the Plan Administrator for any month will consist of the deductions made for each payroll period that ended during the month. No interest will be paid on payroll deductions held for investment.

24. Can an employee elect to discontinue payroll deductions?

Yes. An employee for whom payroll deductions are being made may direct that we discontinue such deductions by submitting a new Payroll Deduction Authorization Form to the Shareholder Services Manager. The Payroll Deduction Authorization Form must be received at least two weeks before the beginning of the pay period as of which the employee wishes to cease such deductions. If the trading window has closed, the Payroll Deduction Authorization Form may not become effective until such trading window has opened. Such determination will be made in conjunction with a review of the Company’s Insider Trading Policy.

25. May an employee discontinue payroll deductions and still remain in the Plan?

Yes. A participant who discontinues payroll deductions may retain his or her Plan account. Dividends paid on shares held in the participant’s Plan account will continue to be reinvested or paid in cash in accordance with the participant’s reinvestment election. See Question No.  10.

Purchases of Shares Under the Plan

26. What is the source of the shares of our common stock purchased under the Plan?

Shares of our common stock acquired under the Plan (other than purchases pursuant to Requests for Waiver) will be purchased by the Plan Administrator, at our discretion, (i) from us (in which event the shares will be either authorized but unissued shares or treasury shares), (ii) in the open market or in one or more negotiated transactions or (iii) a combination of the foregoing. All shares of our common stock purchased pursuant to Requests for Waiver will be purchased from us.

27. What will be the price of shares of our common stock purchased under the Plan?

The purchase price per share of our common stock purchased from us (other than purchases pursuant to Requests for Waiver) will be equal to 100% of the average of the high and low sales prices of our common stock, based on the New York Stock Exchange Composite Transactions by 4:00 p.m. Eastern Time as reported on the investment date, but in no event will shares of common stock be sold by us under the Plan at less than the par value per share.

For shares purchased on the open market, the Plan Administrator may combine each Plan participant’s funds with funds of other purchasing participants. In the event the Plan Administrator combines purchasing participants’ funds, the Plan Administrator generally will combine funds relating to same purchase type (e.g., cash dividends, initial cash investments, and optional cash investments), and will direct the Plan Administrator’s broker to separately execute each purchase type. The Plan Administrator may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in shares of common stock, the Plan Administrator’s broker may execute purchases for any batch or batches in multiple transactions and over multiple days. If different purchase types are batched, the price per share of common stock purchased for each Plan participant’s account, whether purchased with reinvested cash dividends, with initial cash investments, or with optional cash investments, shall be the weighted average price of the specific batch of shares of common stock purchased by the Plan Administrator’s broker on the particular investment date. The Plan Administrator has full discretion as to all matters relating to the purchase of shares.

No one will have any authority or power to direct the time or price at which shares for the Plan are purchased, and no one, other than the Plan Administrator will select the broker through or from whom purchases are to be made.

28. How many shares of our common stock will be purchased for participants?

The number of shares purchased on any particular investment date will depend upon (i) the amount of dividends to be invested or optional cash investments to be made and (ii) the applicable purchase price per share. Each participant’s account will be credited with that number of shares (including a fraction computed to six decimal places) equal to the participant’s total amount to be invested divided by the applicable purchase price per share.

Because the purchase price of the shares will be based on market conditions existing at the time that investments are made, participants will not know the precise number of shares to be purchased for their accounts either at the time they elect to participate in the Plan or at the time they make optional cash investments.

Reports and Other Communications to Participants

29. How will a participant be advised of the purchase of shares of our common stock?

Each Plan participant who reinvests dividends through the Plan will receive a quarterly statement following each dividend reinvestment. Each participant who makes optional cash investments also will receive a statement of account for any month in which an optional cash investment is made. A new investor who makes an initial investment also will receive a statement of account for the month in which the investment is made. These statements show any cash dividends reinvested and any investments made, the number of shares purchased, the purchase price, the number of shares held for the participant by the Plan after giving effect to the reported purchases, the number of shares registered in the name of the participant, and a report of each transaction for the current calendar year to date. Statements of account are mailed to participants as soon as practicable after each investment date. The specific cost basis information for shares acquired has and will be included in a Plan participant’s statement in accordance with applicable law. The Plan participant is responsible for retaining these statements in order to establish the cost basis of shares purchased under the Plan for tax purposes. Duplicate statements for Plan accounts are available from the Plan Administrator. However, charges may be assessed for statements for both active and closed accounts. A participant may also view year-to-date transaction activity in his or her Plan account for the current year, as well as activity in prior years, by accessing his or her Plan account at the Plan Administrator’s website at www.computershare.com/investor.

These statements are a participant’s continuing record of the cost of shares of our common stock purchased under the Plan, and should be retained.

30. What other communications does a Plan participant receive?

Each participant may also receive future prospectuses for the Plan and copies of other communications sent to our stockholders, which typically include annual reports, annual meeting notices and proxy statements (or notices as to where these reports may be accessed electronically), as well as other financial materials and income tax information for reporting dividends paid by us. Many of these documents are also available via our website at www.chpk.com.

Safekeeping of Certificates

31. How does the arrangement for the safekeeping of stock certificates work?

The safekeeping arrangement for stock certificates gives a participant the opportunity to deposit Chesapeake Utilities common stock certificates registered in the participant’s name with the Plan Administrator. When the shares are on deposit with the Plan Administrator, the participant is relieved of the safekeeping responsibility. This feature protects the stockholder from the risk of loss, theft or destruction of the certificates. Shares represented by certificates deposited with the Plan Administrator will be credited in book-entry form to the participant’s account under the Plan. Dividends on shares deposited with the Plan Administrator will be reinvested or paid in cash in accordance with the participant’s dividend payment election. See Question No. 10.

To deposit a stock certificate with the Plan Administrator for safekeeping, a participant must mail the certificate by registered or certified mail, with return receipt requested, or by some other form of traceable mail, and properly insured, to the Plan Administrator at the address set forth in Question No. 3. DO NOT ENDORSE THE STOCK CERTIFICATE.

Certificates for Shares

32. Will stock certificates automatically be issued for shares of our common stock purchased under the Plan?

No. Shares of our common stock purchased under the Plan will be credited to a participant’s account under the Plan and will be shown on the participant’s statement of account. Certificates will not be issued unless a participant requests a certificate. Upon request of a participant, certificates for any number of shares up to the total number of whole shares credited to the participant’s account under the Plan will be issued. Requests for certificates can be made by contacting the Plan Administrator by any of the means specified in Question No. 3. Any remaining whole shares and any fractional share will continue to be held in the participant’s account. Certificates for fractional shares will not be issued under any circumstances.

Issuance of stock certificates for whole shares are subject to a fee of $25 per certificate and an additional fee of $15 will be charged if the assistance of a Customer Service Representative is required when requesting certificates.

Shares in book-entry form credited to the account of a participant under the Plan may not be pledged or assigned and any purported pledge or assignment will be void. A participant who wishes to pledge or assign shares credited to his or her account must request that the Plan Administrator issue a certificate for such shares registered in the participant’s name.

33. Can a certificate be issued in a name other than the participant’s?

Yes. An account will be maintained in each participant’s name as shown on the stockholder records at the time the participant enrolls in the Plan. Unless a participant otherwise requests, certificates for whole shares, when issued, will be registered in that name of the participant exactly as it appears on his or her Plan account.

Upon written request to the Plan Administrator, certificates can be registered and issued in a name other than the name in which an account is maintained, provided that the request bears the signature(s) of the participant(s) and the signature(s) is Medallion guaranteed by a commercial bank or member firm of a national securities exchange participating in the Medallion program. This constitutes re-registration of the shares and is subject to compliance with any applicable laws and to the payment by the Plan participant of any applicable stock transfer taxes.

Sale of Shares

34. Can a participant sell shares credited to his or her account under the Plan?

Yes. A participant has four choices when making a sale, depending on how he or she submits a sale request, as follows:

•

Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Centre or by calling the Plan Administrator directly at the telephone number listed in Question No. 3. Market order sale requests received at www.computershare.com/investor through Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Plan Administrator directly at the telephone number listed in Question No. 3. If a participant’s market order sale was not filled and he or she still desires to sell the shares, he or she must re-enter the sale request. The price shall be the market price of the sale obtained by the Plan Administrator’s broker, less a service fee of $25 per sale and a per share fee of $0.12.

•

Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sale requests received in writing will be submitted as batch order sales. The Plan Administrator will seek to sell shares in round lot (100 shares) transactions. For this purpose, the Plan Administrator may combine each selling participant’s shares with those of other selling participants. In every case of a batch order sale, the price to each selling participant shall be the weighted average sale price obtained by the Plan Administrator’s broker for each aggregate order placed by the Plan Administrator and executed by the broker, less a service fee of $25 per sale and a per share fee of $0.12.

•

Day Limit Order: A day limit order is an order to sell securities when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after-market hours, the next day the market is open). Depending on the number of securities being sold and the current trading volume in the securities, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the

Plan Administrator’s broker has not filled the order, at a participant’s request made online at www.computershare.com/investor or by calling the Plan Administrator directly at the telephone number listed in Question No. 3. Each day limit order sale will incur a service fee of $25 per sale and a per share fee of $0.12.

•

Good-Til-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell securities when and if the securities reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of securities being sold and current trading volume in the securities, sales may be executed in multiple transactions and over more than one day. If shares are traded on more than one trading day, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at a participant’s request made online at www.computershare.com/investor or by calling the Plan Administrator directly at the telephone number listed in Question No. 3. Each GTC limit order sale will incur a service fee of $25 per sale and a per share fee of $0.12.

Per share fees include any applicable brokerage commissions the Plan Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. The Plan Administrator may, for various reasons, require a sales request to be submitted in writing. Participants should contact the Plan Administrator to determine if there are any limitations applicable to a particular sales request. An additional fee of $15 will be charged if the assistance of a Customer Service Representative is required when selling shares.

Participants should be aware that the price of our common stock may rise or fall during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale on the open market. Instructions for a market order or a batch sale are binding and may not be rescinded.

If a participant elects to sell shares online at www.computershare.com/investor through the Investor Centre, he or she may utilize the Plan Administrator’s international currency exchange service to convert his or her sales proceeds to local currency prior to being sent to the participant. Receiving sales proceeds in a local currency and having checks drawn on a local bank avoids the time consuming and costly “collection” process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, which a participant must agree to online.

The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the program are sold (except for prices specified for day limit orders or GTC limit orders), and no one, other than the Plan Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

35. What happens if a participant sells or transfers some of the shares for which the participant has elected dividend reinvestment?

If a participant is reinvesting the cash dividends on all of the shares registered in the participant’s name and on all shares of common stock credited to the participant’s account under the Plan (i.e., if the participant elected the “Full Dividend Reinvestment” option described in Question No. 10) and the participant disposes of a portion of those shares, regardless of whether the shares are registered in the participant’s name or held by the Plan for the account of the participant, the Plan Administrator will continue to reinvest the dividends on the remainder of the participant’s shares.

If a participant has elected to receive in cash the dividend on a portion of shares registered in the participant’s name and/or held by the Plan for the account of the participant, and the participant disposes of a portion of those shares, the Plan Administrator will continue to distribute in cash the dividend on the number of shares that the participant previously elected to receive in cash and continue to reinvest the dividends received on the balance of the participant’s shares. If the number of shares sold or transferred exceeds the number of shares on which dividends are being paid in cash, no dividends will be reinvested.

For example, assume a participant owns 250 shares and directs the Plan Administrator to distribute in cash the dividends on 100 shares and to reinvest the dividends on the balance. If the participant disposed of 50 shares, the Plan Administrator would continue to distribute in cash the dividend on the 100 shares and would reinvest the dividend on the remaining 100 shares. If instead the participant sells 200 shares, then the Plan Administrator will distribute in cash the dividend on the participant’s remaining 50 shares.

Termination of Participation

36. Can we terminate a participant’s participation in the Plan?

Yes. We reserve the right to terminate the participation of a participant who, in our sole opinion, is misusing the Plan or is causing us undue expense.

37. May a participant terminate participation in the Plan?

Yes. The Plan is entirely voluntary and a participant may request termination of his or her participation in the Plan at any time. If a termination request is received by the Plan Administrator on or prior to the record date for a cash dividend, that dividend and all subsequent dividends on the participant’s shares (both registered shares and shares held for the account of the participant under the Plan) will be paid to the participant in cash. If the request is received after the record date for a cash dividend, the dividend, at the election of the Plan Administrator, either will be reinvested for the participant’s account on the corresponding dividend payment date or distributed to the withdrawing participant by the Plan Administrator in cash and all dividends thereafter will be paid in cash.

After a termination request is received, any funds for an optional cash investment held by the Plan Administrator will be invested as of the next investment date, unless a request for the return of the funds is received by the Plan Administrator at least two business days prior to the investment date.

In order to terminate participation in the Plan, a participant must notify the Plan Administrator by accessing his or her Plan account online and following the instructions provided or by notifying the Plan Administrator by telephone or in writing as described in Question No. 3.

38. Upon termination, what happens to the shares held for a participant’s account?

If a participant terminates his or her participation in the Plan, generally not later than two business days thereafter, the Plan Administrator will continue to hold the participant’s shares in book-entry form and will make a cash payment to the participant for any fractional share based on the then current market price of our common stock, less applicable fees. Only at the participant’s request will the Plan Administrator issue to the participant a certificate for the whole number of shares credited to a participant’s account under the Plan and will make a cash payment to the participant for any fractional share based on the then current market price of our common stock, less applicable fees. Issuance of stock certificates may be subject to an additional fee. Participants should contact the Plan Administrator to determine if there is a stock certificate issuance fee.

A participant may also request, at the time of the submission of his or her notification of termination, that all or a portion of the whole shares credited to his or her account under the Plan be sold in one of the methods described in Question No. 34.

Other Information

39. How is a participant’s Plan account handled when a participant dies?

The Plan Administrator will continue to maintain the participant’s Plan account and cash dividends will continue to be reinvested in accordance with the participant’s reinvestment election until the Plan Administrator receives certain information from a legal representative of the participant’s estate such as a death certificate, official written confirmation regarding the disposition of the estate, and written instructions to withdraw the shares of common stock. No optional cash investments may be made in the name of the participant after the participant’s death if the Plan Administrator has received notice of the participant’s death. These procedures also will be followed in the event the Plan Administrator is notified that a participant has been adjudicated incompetent.

40. If we engage in a rights offering, how will the rights on shares of our common stock held by the Plan be handled?

In the event that rights are issued to our existing stockholders to subscribe to additional shares of our common stock, debentures, or other securities, the Plan Administrator will distribute to Plan participants the rights issued in respect of the shares of our common stock held for participants’ accounts under the Plan, thereby enabling each Plan participant to exercise or transfer such rights in the same manner and to the same extent as rights issued in respect of any shares registered in the participant’s name.

41. What happens if we pay a stock dividend or effect a stock split?

Any additional shares of our common stock issued as the result of a stock dividend or a stock split in respect of both shares of our common stock held by the Plan for the account of a participant and shares registered in the name of a Plan participant, will be credited to the participant’s Plan account.

42. How will a participant’s shares held under the Plan be voted at meetings of stockholders?

In connection with each meeting of our stockholders, a participant will receive either a paper copy of our proxy statement, together with a proxy card, or a Notice of Internet Availability of Proxy Materials. If a participant receives a proxy card, it will allow a participant to vote his or her shares by telephone, via the Internet or by mail. If a participant receives a Notice of Internet Availability of Proxy Materials, it will include instructions on how to access our proxy materials and vote his or her shares via the Internet. The Notice of Internet Availability of Proxy Materials will also include instructions on how a participant may request delivery at no cost to him or her of a paper or email copy of our proxy materials.

43. May we amend or discontinue the Plan?

Yes. Notwithstanding any other provision of the Plan, we reserve the right at any time or from time to time to make modifications to any provisions of the Plan or to suspend or terminate the Plan in its entirety.

Upon termination of the Plan, the Plan Administrator will continue to hold the participant’s shares in book-entry form and will make a cash payment to the participant for any fractional share based on the then current market price of our common stock, less applicable fees. Only at the participant’s request will the Plan Administrator issue to the participant a certificate for the whole number of shares credited to a participant’s account under the Plan and will make a cash payment to the participant for any fractional share based on the then current market price of our common stock, less applicable fees. Issuance of stock certificates may be subject to an additional fee. Participants should contact the Plan Administrator to determine if there is a stock certificate issuance fee.

44. What is sufficient notice to a participant under the Plan?

Any notice required to be given by the Plan Administrator to a participant pursuant to the Plan shall be in writing and shall be deemed to have been sufficiently given for all purposes if mailed by first class mail, postage prepaid, to the participant at the participant’s address as it shall last appear on the Plan Administrator’s records. The Plan Administrator will be fully protected in relying on such records.

45. Can successor Plan Administrators be named?

Yes. We may replace the Plan Administrator at any time upon written notice to the Plan Administrator and may designate another qualified administrator as successor Plan Administrator for all or a part of the Plan Administrator’s functions under the Plan. All participants would be notified of any such change. If we change the Plan Administrator, references in this Prospectus to Plan Administrator shall be deemed references to the successor Plan Administrator, unless the context requires otherwise.

46. Who bears the risk of fluctuations in the market price of our common stock?

A participant’s investment in shares of our common stock credited to the participant’s account under the Plan has the same risk as an investment in our common stock held in certificate form. A participant bears the full risk of loss (and receives the benefit of any gain) occurring by reason of fluctuations in the market price of our common stock credited to the participant’s Plan account.

Neither Chesapeake Utilities, our subsidiaries, our affiliates, nor the Plan Administrator will be liable for any act, or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of the Plan, as described in this Prospectus and on the forms that are designed to accompany each investment or activity.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the FDIC or any government agency.

In no event shall Chesapeake Utilities, the Plan Administrator or their agents have any liability as to any inability to purchase shares or as to the timing of any purchase.

47. Who governs and interprets the Plan?

We have full authority, in our sole discretion, to adopt such rules and regulations as we shall deem necessary or desirable for operation of the Plan and to interpret the Plan and such rules and regulations. The terms and conditions of the Plan and its operation are governed by the laws of the State of Delaware (without regard to the conflict of law principles).

48. Can purchases or sales of common stock under the Plan be curtailed or suspended?

Yes. Purchases or sales of our common stock under the Plan may be curtailed or suspended at any time if such purchases or sales would, in our judgment, contravene or be restricted by applicable law of the rules, regulations, interpretations or orders of the SEC, any other governmental agency, commission or instrumentality, any court or any securities exchange. Neither Chesapeake Utilities nor the Plan Administrator shall be accountable, or otherwise liable, for failure of the Plan to make purchases or sales at such times and under such circumstances.

Federal Income Tax Consequences

49. What are the Federal income tax consequences of participation in the Plan?

In general, stockholders who participate in the Plan will be subject to the same Federal income tax consequences, with respect to the dividends payable to them, as nonparticipating stockholders. A participant will be treated for Federal income tax purposes as having received, on each quarterly dividend payment date, a dividend equal to the full amount of the cash dividend payable for the quarter with respect to the participant’s shares of our common stock, even if that amount is not actually received in cash, but instead is applied to the purchase of shares of our common stock for the participant’s account.

In addition, the amount of any per share fees paid for a participant by us or the Plan Administrator in connection with the purchase of shares will be taxed as a dividend to the participant. Per share fees include any applicable brokerage commissions the Plan Administrator is required to pay.

An employee who makes optional cash investments through payroll deductions is subject to the same Federal income tax consequences as if the employee had received the funds deducted for the purchase of shares of our common stock. Thus, an employee’s purchase of shares through payroll deductions does not decrease the amount of the employee’s taxable income. The participant’s tax basis for shares of our common stock purchased with reinvested dividends or optional cash investments under the Plan will depend upon the source of the shares. The tax basis of shares purchased from us will be equal to the purchase price of the shares. The tax basis of shares purchased in the open market or in negotiated transactions will be equal to the purchase price of the shares increased by a pro rata share of any per share and other fees we paid for the participant. Per share fees include any applicable brokerage commissions the Plan Administrator is required to pay. The holding period for shares of our common stock acquired pursuant to the Plan will begin on the day following the day the shares are credited to the participant’s account. Plan participants are responsible for maintaining a record of the cost basis for shares in certificate form and held for the participant’s account under the Plan.

A Plan participant who purchases shares of our common stock pursuant to a Request for Waiver at a price that reflects a waiver discount may be treated as having received a dividend distribution equal to the excess of the fair market value of the shares acquired over the purchase price. If such excess is treated as a dividend, the participant’s basis in the shares acquired will include the amount of such dividend. Persons making purchases at a waiver discount should consult their tax and/or other advisors regarding the tax consequences of such purchases.

A Plan participant will not realize taxable income when he or she receives certificates for whole shares previously credited to the participant’s account, either upon the request of the participant for the issuance of a certificate or upon withdrawal from or termination of the Plan. However, participants must generally recognize any gain or loss when whole shares acquired under the Plan are sold or exchanged either by the Plan Administrator at the request of a participant or following the withdrawal of the shares from the Plan by the participant. A participant also must recognize any gain or loss when the participant receives a cash payment for a fractional share credited to the participant’s account under the Plan upon withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference between the proceeds received by the participant from the sale of the shares or fractional share and the cost basis of the shares.

THE DISCUSSION ABOVE IS A SUMMARY OF THE IMPORTANT U.S. FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN. THE SUMMARY IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, U.S. TREASURY REGULATIONS, ADMINISTRATIVE RULINGS AND COURT DECISIONS, AS IN EFFECT AS OF THE DATE OF THIS DOCUMENT, ALL OF WHICH ARE SUBJECT TO CHANGE AT ANY TIME, POSSIBLY WITH RETROACTIVE EFFECT. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF ALL OF THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN, FOR EXAMPLE, IT DOES NOT ADDRESS ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF PARTICIPATION. ALL PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX AND/OR OTHER ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES THAT MAY RESULT FROM THEIR PARTICIPATION IN THE PLAN AND THE SUBSEQUENT SALE OR OTHER TRANSFER BY THEM OF SHARES ACQUIRED PURSUANT TO THE PLAN.

50. Is the Plan Administrator required to withhold Federal income tax on the payment of dividends under the Plan?

Yes. Under current Federal income tax laws, the Plan Administrator (in its capacity as our dividend disbursing agent) may be required to withhold a certain percentage (called “backup withholding”) from the amount of dividends that would otherwise be made available to the participant or reinvested under the Plan. This withholding is required if any participant has failed to furnish a valid taxpayer identification number, failed to report interest or dividends properly on his or her tax return or failed, when required, to certify that the participant is not subject to backup withholding. Should backup withholding be required as to any dividends, the Plan Administrator will endeavor to notify the participant of this requirement when withholding begins. The amount withheld will be deducted from the amount of the dividend and only the remaining amount will be reinvested or paid in cash, as elected by the participant.

If a participant is a nonresident foreign stockholder whose dividends are subject to U.S. Federal income tax withholding, the amount of the tax to be withheld will be deducted from the gross amount of dividends to determine the amount of dividends to reinvest or pay in cash, as elected by the participant.

51. What is a shareholder’s responsibilities for keeping track of the cost basis of their shares and keeping their account from falling into escheatment due to abandoned property?

Cost Basis of shares purchased through the Plan

Cost basis is the original value of shares acquired which includes the purchase price, adjustments for dividends, stock splits, etc., to be used for tax purposes upon liquidation of the shares in the future. It is a shareholder’s responsibility to keep detailed records of their cost basis during the life of their investment through statements received from the Plan Administrator and through online access to their account information at www.computershare.com/investor.

Escheatment due to Abandoned Property

Escheatment is the process of an entity turning abandoned assets or accounts over to the state in which such assets or accounts are is registered. In most cases for stock accounts, abandoned property is due to a shareholder moving and not contacting the Plan Administrator with a new address or due to the death of a shareholder and such shareholder or their heirs have not had “active contact” with the Plan Administrator in a certain amount of time (each state has a designated timeframe for contact per their abandoned property laws). If the shareholder does not have active contact with the Plan Administrator within the state-required timeframe, their account will be coded as “abandoned or lost.” The Plan Administrator will then attempt to contact the shareholder but if unsuccessful, the shareholder’s account will be scheduled for escheatment. It is important to note that because dividend reinvestment is passive and happens automatically, it is not considered an active contact by the shareholder.

To ensure an account is not coded as abandoned or lost, is it important to have active contact with the Plan Administrator. Abandoned property laws in the United States require all shareowners to keep their account information current to avoid shares and/or funds from being taken over as a result of an account being deemed abandoned or lost. All companies in the U.S. are required to follow these abandoned property regulations, depending on their state of incorporation. Abandoned property includes assets such as stocks, bonds, bank accounts, tax refunds, uncashed checks, etc. To prevent property from being turned over to the state, checks should be cashed promptly, addresses must be current and shares should be voted promptly upon receipt of proxy materials (proxy materials and instructions of how to vote are sent each spring). Even if a shareholder has not moved and statements are delivered on a regular basis, according to some states, an account could be deemed abandoned if a shareholder has not accessed their account or contacted the Plan Administrator within three years. It is important that shareholder records contain the most up-to-date personal data. Changes of address and updates to other personal data, can be done by phone, in writing or on the Plan Administrator’s website at www.computershare.com/investor.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of our common stock, par value $0.4867 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Stockholders are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefore for distribution to stockholders and to share ratably in the assets legally available for distribution to stockholders in the event of the liquidation or dissolution, whether voluntary or involuntary, of Chesapeake Utilities. Stockholders do not have cumulative voting rights in the election of directors and have no preemptive, subscription or conversion rights. The common stock is not subject to redemption by us.

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

Shares of preferred stock may be issued by us from time to time, by authorization of the Board of Directors and without the necessity of further action or authorization by our stockholders, in one or more series and with such voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications as the Board may, in its discretion, determine, including, but not limited to (a) the distinctive designation of such series and the number of shares to constitute such series; (b) the dividend rights, if any, for such series; (c) the voting power, if any, of shares of such series; (d) the terms and conditions (including price), if any, upon which shares of such stock may be converted into or exchanged for shares of stock of any other class or any other series of the same class or any other securities or assets; (e) our right, if any, to redeem shares of such series and the terms and conditions of such redemption; (f) the retirement or sinking fund provisions, if any, of shares of such series and the terms and provisions relative to the operation thereof; (g) the amount, if any, that the stockholders of such series shall be entitled to receive in case of a liquidation, dissolution, or winding up of Chesapeake Utilities; (h) the limitations and restrictions, if any, upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption, or other acquisition by us of, our common stock; and (i) the conditions or restrictions, if any, upon the creation of indebtedness or upon the issuance of any additional stock of Chesapeake Utilities.

Certificate of Incorporation Provisions Relating to a Change in Control

Under our Certificate of Incorporation, the affirmative vote of not less than 75% of the total voting power of all outstanding shares of our capital stock is required to approve a merger or consolidation of Chesapeake Utilities with, or the sale of substantially all of our assets or business to, any other corporation (other than a corporation 50% or more of the common stock of which is owned by us), if such corporation or its affiliates singly or in the aggregate own or control directly or indirectly 5% or more of the outstanding shares of our common stock, unless the transaction is approved by our Board of Directors prior to the acquisition by such corporation or its affiliates of ownership or control of 5% or more of the outstanding shares of common stock. In addition, our Certificate of Incorporation provides for a classified Board of Directors under which one-third of the members are elected annually for three-year terms. The supermajority voting requirement for certain mergers and consolidations and the classified Board of Directors may have the effect of delaying, deferring or preventing a change in control of us.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) the corporation’s Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced or (iii) the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of the stockholders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases our common stock in market transactions, the common stock acquired under the Plan will be sold directly by us through the Plan. We may sell our common stock to stockholders (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares may be resold in market transactions on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions. Our common stock is currently listed on the New York Stock Exchange under the ticker symbol “CPK.”

Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends or optional cash purchases.

We will pay any and all transaction and processing fees and related expenses incurred in connection with purchases of our common stock with reinvested dividends and optional cash investments under the Plan. When shares of our common stock are sold by the Plan Administrator for you via a batch order sale, you will incur a transaction fee of $25 per transaction plus a per share fee of $0.12. Alternatively, if you request that the Plan Administrator sell shares for you via a market order sale, you will incur a transaction fee of $25 per sale plus a per share fee of $0.12. For each day limit order sale by the Plan Administrator on your behalf, you will incur a transaction fee of $25 per sale plus a per share fee of $0.12. For each good-til-cancelled limit order you place with the Plan Administrator, you will incur a transaction fee of $25 per sale plus a per share fee of $0.12. Per share fees include any applicable brokerage commissions the Plan Administrator is required to pay. Any fractional shares will be rounded up to the next whole share for purposes of calculating the per share fee. For a full description of fees, please see “Fees Associated with the Plan” on page 10 and Questions No. 8 and 34.

Our common stock may not be available under the Plan in all jurisdictions. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LEGAL OPINION

The validity of the shares of our common stock offered hereby that are purchased from us has been passed upon by Baker & Hostetler LLP, Orlando, Florida.

EXPERTS

The consolidated financial statements and financial statement schedule incorporated in this Prospectus by reference to the Annual Report on Form 10-K, for the year ended December 31, 2022 and the effectiveness of our internal control over financial reporting have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance on the report of Baker Tilly US, LLP, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the Exchange Act file reports and other information with the SEC. Annual, quarterly and special reports, proxy statements and other information filed by us with the SEC are available online at the SEC’s website at www.sec.gov. Information about us, including our filings, is also available on our website at www.chpk.com. Unless expressly incorporated by reference, information contained on or made available through our website is not a part of this Prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring to these documents. The information incorporated by reference is an important part of this Prospectus. Any statement contained in a document that is incorporated by reference in this Prospectus is automatically updated and superseded if information contained in this Prospectus, or information that we later file with the SEC, modifies or replaces that information. Any statement made in this Prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We incorporate by reference the following documents we filed, excluding any information contained therein or attached as exhibits thereto, which has been furnished to, but not filed with, the SEC:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 22, 2023;

(b)

Our definitive Proxy Statement on  Schedule 14A, filed on March 21, 2023 (but only the information set forth therein that is incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2022);

(c)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 3, 2023;

(d)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed on August 3, 2023;

(e)

Our Current Reports on Form 8-K (other than information furnished rather than filed) filed on February  22, 2023; February  24, 2023; May  3, 2023; May  4, 2023; May  5, 2023; August  3, 2023; August  4, 2023; and August 15, 2023; and

(f)

The description of our common stock contained in  Exhibit 4.12 to our Annual Report on Form 10-K, filed on February 22, 2023, including any amendment or reports filed for the purpose of updating the description.

All reports and other documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares of our common stock offered hereby shall automatically be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents; provided, however, that we are not incorporating, in each case, any documents or information contained therein that has been furnished to, but not filed with, the SEC.

Any person to whom a copy of this Prospectus is delivered may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents, unless they are specifically incorporated by reference in any such documents. Requests for copies of documents should be directed to the Investor Relations Department, Chesapeake Utilities Corporation, 500 Energy Lane – Suite 400, Dover, Delaware 19901, telephone numbers: 302.734.6716 or toll-free 888.742.5275. We also maintain a website that contains additional information about us at www.chpk.com.

You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the dates on the front pages of these documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Our estimated expenses in connection with the issuance and distribution of the securities being registered hereunder are as follows:

SEC registration fee	$0
Accounting fees and expenses	50,000
Legal fees and expenses	18,000
Printing expenses	6,000
Transfer agent’s and registrar’s fees and expenses	6,000

Total	$80,000

Item 15.	Indemnification of Directors and Officers.

Under the Company’s Bylaws, each person who was or is made a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust, or other enterprise (including employee benefit plans), is entitled to indemnification and to be held harmless by the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”) against all expense, liabilities, and loss (including attorneys’ fees, judgments, fines, or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith, including liabilities arising under the Securities Act. These indemnification rights include the right to be paid by the Company the expenses incurred in defending any action, suit, or proceeding in advance of its final disposition, subject to the receipt by the Company of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified. These indemnification rights under the Bylaws are not exclusive of any other indemnification right which any person may have or acquire under any law, bylaw, agreement, vote of stockholders, disinterested directors, or otherwise.

Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit, or proceeding by reason of the fact that he is or was a director or officer of such corporation if such person acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interest of the corporation and, with respect to a criminal action or proceeding, such person had no reasonable cause to believe that his conduct was unlawful, except that, in the case of any action or suit by or in the right of the corporation (such as a derivative action), no indemnification is permitted if the person shall be adjudged liable to the corporation (other than indemnification for such expenses as a court shall determine such person is fairly and reasonably entitled).

Article Eleven of the Company’s Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for breach of the director’s duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

The Company has in effect liability insurance policies covering certain claims against any director or officer of the Company by reason of certain breaches of duty, neglect, error, misstatement, omission, or other act committed by such person in his capacity as director or officer. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act is therefore unenforceable.

Item 16.	Exhibits.

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index immediately prior to the signature page hereof, which is incorporated herein by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus if first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Chesapeake Utilities Corporation is incorporated herein by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2010, File No. 001-11590.

3.2	Amended and Restated Bylaws of Chesapeake Utilities Corporation, effective December 4, 2012, are incorporated herein by reference to Exhibit 3 of the Company’s Current Report on Form 8-K, filed December 7, 2012, File No. 001-11590.

3.3	First Amendment to the Amended and Restated Bylaws of Chesapeake Utilities Corporation, effective December 3, 2014, is incorporated herein by reference to Exhibit 3(ii) of the Company’s Current Report on Form 8-K filed December 7, 2012, File No. 001-11590.

3.4	Second Amendment to the Amended and Restated Bylaws of Chesapeake Utilities Corporation, effective November 2, 2016, is incorporated herein by reference to Exhibit 3.3 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, File No. 001-11590.

3.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Chesapeake Utilities Corporation, is incorporated herein by reference to Exhibit 3.1 of our Current Report on Form 8-K, filed May 9, 2017, File No. 001-11590.

3.6	Certificate of Elimination of Series A Participating Cumulative Preferred Stock of Chesapeake Utilities Corporation, is incorporated herein by reference to Exhibit 3.6 to our Annual Report on Form 10-K for the year ended December 31, 2017, File No. 001-11590.

3.7	Third Amendment to the Amended and Restated Bylaws of Chesapeake Utilities Corporation, effective May 8, 2019, is incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K, filed May 14, 2019, File No. 001-11590.

5.1	Opinion of Baker & Hostetler LLP *

23.1	Consent of Baker Tilly US, LLP *

23.2	Consent of Baker & Hostetler LLP (included in Exhibit 5.1) *

24.1	Power of Attorney (set forth on the signature page hereto) *

107	Filing Fee Table *

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dover, State of Delaware, on August 24, 2023.

CHESAPEAKE UTILITIES CORPORATION

By:	/s/ Jeffry M. Householder
Jeffry M. Householder
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffry M. Householder and Beth W. Cooper, or either of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the person might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ JEFFRY M. HOUSEHOLDER Jeffry M. Householder, Chair of the Board, President, Chief Executive Officer and Director (Principal Executive Officer) Date: August 24, 2023	/s/ LISA G. BISACCIA Lisa G. Bisaccia, Director Date: August 24, 2023
/s/ BETH W. COOPER Beth W. Cooper, Executive Vice President Chief Financial Officer, Treasurer and Assistant Corporate Secretary (Principal Financial and Accounting Officer) Date: August 24, 2023	/s/ THOMAS J. BRESNAN Thomas J. Bresnan, Director Date: August 24, 2023
/s/ RONALD G. FORSYTHE, JR. Ronald G. Forsythe, Jr., Director Date: August 24, 2023	/s/ STEPHANIE N. GARY Stephanie N. Gary, Director Date: August 24, 2023
/s/ THOMAS P. HILL, JR. Thomas P. Hill, Jr., Director Date: August 24, 2023	/s/ DENNIS S. HUDSON, III Dennis S. Hudson, III, Director Date: August 24, 2023
/s/ LILA A. JABER Lila A. Jaber, Director Date: August 24, 2023	/s/ PAUL L. MADDOCK, JR. Paul L. Maddock, Jr., Director Date: August 24, 2023
/s/ SHEREE M. PETRONE Sheree M. Petrone, Director Date: August 24, 2023